                                                      REGISTRATION NO. 333-44036

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -----------------------

                              AMENDMENT NO. 4 TO


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                              PETSVETSANDYOU, INC.

              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                            -----------------------


           FLORIDA                                      5999                                  59-3619483
-------------------------------             -----------------------------              -----------------------
(STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                               JAMES J. CARLSTEDT
                              TAMPA, FLORIDA 33618
                                 (813) 960-5601
            (ADDRESS OF PRINCIPAL PLACE OF BUSINESS AND NAME, ADDRESS
                   AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            -----------------------


                 PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                               R. REID HANEY, ESQ.
                               KALISH & WARD, P.A.
                        101 E. KENNEDY BLVD., SUITE 4100
                              TAMPA, FLORIDA 33602
                          TELEPHONE NO. (813) 222-8700
                          TELECOPIER NO. (813) 222-8701

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The registrant's Board of Directors is authorized under Section
607.0850 of the Florida Business Corporation Act ("FBCA") and by its bylaws to provide general indemnification to its officers, directors, employees and agents regarding any claims or liabilities incurred by them while acting within the scope of their duties as such or in the course of their employment or while serving at the request of the registrant as a director, officer, employee or agent of another enterprise, so long as such person acted in good faith and in a manner he or she reasonably to be in, or not opposed to, the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*


SEC registration fee............................................  $  9,933
Blue Sky fees and expenses .....................................    40,000
Legal fees and expenses ........................................   110,000
Accounting fees and expenses ...................................    15,000
Printing and engraving .........................................    20,000
Transfer agent fees ............................................     5,000
Marketing and Miscellaneous ....................................    45,000
                                                                  --------

Total ..........................................................  $245,000
                                                                  ========

----------
* All expenses will be paid by Registrant and, other than the SEC registration fee, are estimated.


ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES.

 SHARES ISSUED TO FOUNDING INVESTORS AS PART OF THE ORGANIZATION OF THE COMPANY,
                             AS OF JANUARY 20, 2000
       (NUMBERS REFLECT SHARES OWNED AFTER A 1 FOR 5 REVERSE STOCK SPLIT,
                           FILED ON JANUARY 23, 2001)


                                     CLASS A       CLASS A     CLASS B       CLASS B
           SUBSCRIBER                SHARES    CONSIDERATION   SHARES    CONSIDERATION
           ----------                ------    -------------   ------    -------------

James J. Carlstedt                     20           $-0-        5,110         10.3
Eduardo Garcia, D.V.M                  20           $-0-        5,110         10.33
Lana Colby and Neil Colby,                                                    10.33
  as Tenants by the Entireties         20           $-0-        5,110
                                      ----                     ------
                                       60            -0-       15,330         31.00
                                       ==           ====       ======         =====

 SECURITIES PURCHASED BY SUBSCRIBERS, IN CONNECTION WITH THE PRIVATE OFFERING,
                        AND ISSUED AS OF JUNE 8, 2000.
                 (NUMBERS REFLECT SHARES OWNED AFTER A 1 FOR 5
                REVERSE STOCK SPLIT, FILED ON JANUARY 23, 2001)


                                                                         CLASS "A"   PREFERRED
               SUBSCRIBER                               CONSIDERATION    C SHARES     SHARES
               ----------                               -------------    --------    ---------

Able, Bell, Matchette and Norris, partnership              $ 5,000          720        200

Dr. J. Daniel Adamson and Catherine A. Adamson, as
Joint Tenants with Rights of Survivorship                   10,000        1,440        400

Dr. and Mrs. Jerry L. Bancroft, Tenants by the
Entirety                                                    20,000        2,880        800

Dr. Tim Banker and Mrs. Mary Banker, as Tenants by
the Entirety                                                10,000        1,440        400

Dr. James G. Barrie and Kathleen P Barrie, as Joint
Tenants with Rights of Survivorship                         10,000        1,440        400

James E. Baxley, Jr. and Elizabeth Baxley, as Joint         10,000        1,440        400
Tenants with Rights of Survivorship

Dr. Harold W. Black                                         20,000        2,880        800

Barry R. Bonnville                                           5,000          720        200

Henry P. Brooks, Jr                                         20,000        2,880        800

Dr. L. Franklin Brown and Amelia B Brown, as Joint
Tenants with Rights of Survivorship                          5,000          720        200

Wesley F. Borgman                                            5,000          720        200

Bush Animal Clinic, P.C                                      5,000          720        200

Drs. Mark & Deborah Butler, as Tenants by the
Entirety                                                     5,000          720        200

Dr. George Robert Campbell                                  10,000        1,440        400

John Michael Canipe and Corina Dawn Canipe, as
Tenants by the Entirety                                     10,000        1,440        400

Dr. Jerry Case                                              20,000        2,880        800

Kerry N. Chatham and Karen N. Chatham, as Joint
Tenants with Rights of Survivorship                         10,000        1,440        400

Robert E. Cope, Trustee                                     10,000        1,440        400

Robert Anthony Crider                                       10,000        1,440        400

Dr. Claude E. Curry and Linda T. Curry, as Joint
Tenants with Rights of Survivorship                         10,000        1,440        400

Dr. Nancy Decker                                            10,000        1,440        400

Dr. Robert P. Dilbone and Margaret H. Dilbone, as
Joint Tenants with Rights of Survivorship                   10,000        1,440        400

Dr. Hubert R. Doerr                                         20,000        2,880        800

Dr. Paul R. Douglass                                        20,000        2,880        800

Dr. Robert H. Encinosa, Jr. and Cheryl L. Encinosa,
as Tenants by the Entirety                                  10,000        1,440        400

Fairfax Animal Clinic, Inc.                                 10,000        1,440        400

Timothy L. Fitzpatrick                                      20,000        2,880        800


                                                                         CLASS "A"   PREFERRED
               SUBSCRIBER                               CONSIDERATION    C SHARES     SHARES
               ----------                               -------------    --------    ---------

Charles E. Franklin                                          20,000        2,880        800

Dr. Eduardo Garcia                                           15,000        2,160        600

Dr. G.R. Ghabbour                                             5,000          720        200

Walter B. Gregg, Jr                                          10,000        1,440        400

Henry A. Hart, III, D.V.M                                     5,000          720        200

Melvin L. Helphry, as Trustee Trust                          20,000        2,880        800

Dorsey G. Hightower and Sandra L. Hightower as
Trustees                                                     10,000        1,440        400

Stephen G. Hendrix                                           10,000        1,440        400

Dr. Tim Howell and Frieda Howell, Joint Tenants with
Rights of Survivorship                                       20,000        2,880        800

Wayne K. Hodsden and Barbara A. Hodsden, as Joint
Tenants with Rights of Survivorship                          20,000        2,880        800

Dr. Peter Hulse                                              10,000        1,440        400

Dr. Campbell Carr Hyatt III                                   5,000          720        200

Stephen C. Jaffe and Ingrid D. Jaffe, as Tenants by
the Entirety                                                  5,000          720        200

Randall L. Lange and Christy C. Lange, as Tenants by
the Entirety                                                 10,000        1,440        400

Dr. Terrence S. Keene and Mrs. Lisa L. Keene, as
Joint Tenants by the Entirety                                20,000        2,880        800

Steve M. Ladd                                                 5,000          720        200

Dr. Teresa L. Lightfoot                                      10,000        1,440        400

Tommy J. Little                                              20,000        2,880        800

Dr. J. Martin Losey II and Kay K. Losey, as Joint
Tenants with Rights of Survivorship                          10,000        1,440        400

Robert H. Lynch                                              10,000        1,440        400

Ross D. McKinlay                                              5,000          720        200

Dr. Lester Mandelker                                          5,000          720        200

Dr. William M. Martin and Willa Dee Martin, Joint
Tenants with Rights of Survivorship                          20,000        2,880        800

James W. Mason, Trustee                                      20,000        2,880        800

Dr. James A. Mayer                                           20,000        2,880        800

Dr. William Bev McClain                                      20,000        2,880        800

Dr. Richard L. Moore and Joan M. Moore, as Tenants by
the Entirety                                                 20,000        2,880        800

Dr. P. Charles Moyers                                        10,000        1,440        400

Dr. Harold E. Ott                                            10,000        2,880        800

Dr. Paul L. Plummer and Sonja, as Joint Tenants with
Rights of Survivorship                                       10,000        1,440        400


                                                                         CLASS "A"   PREFERRED
               SUBSCRIBER                               CONSIDERATION    C SHARES     SHARES
               ----------                               -------------    --------    ---------

Gary A. Pope                                                 10,000        1,440        400

Joseph Priest and Dolores Priest, as Joint Tenants
with Rights of Survivorship                                  10,000        1,440        400

Dr. Patrick Proctor and Pamela Proctor, as Joint
Tenants with Rights of Survivorship                          10,000        1,440        400

Jerome B. Ramey, Sr                                          20,000        2,880        800

Dr. Ralph W. Raymond and Judy L. Raymond, as Tenants
by the Entirety                                              10,000        1,440        400

Dr. Harold F. Reece and Clarice Reece, as Tenants by
the Entirety                                                 20,000        2,880        800

Howard Rennecker                                             10,000        1,440        400

Dr. John N. Rife and Kathleen Rife, as Joints Tenants
with Rights of Survivorship                                  10,000        1,440        400

Dr. Carlos L. Saavedra and Maria L. Saavedra, as
Tenants by the Entirety                                       5,000          720        200

Dr. Andrew P. Schroyer and Charlsey, as Joint Tenants
with Rights of Survivorship                                  20,000        2,880        800

Dr. Brian M. Shaw                                             5,000          720        200

Dr. Stephen Shores                                           20,000        2,880        800

Dr. Arthur M. Simon                                           5,000          720        200

Dr. and Mrs. Richard J. Smolen, as Tenants by the
Entirety                                                     15,000        2,160        600

Steven R. Smolen                                              5,000          720        200

Dr. Richard A. Solwitz                                       20,000        2,880        800

Dr. Frederik R. Tellekamp                                     5,000          720        200

Dr. Samuel B. Vaughn                                         20,000        2,880        800

Plant City Animal Hospital, Inc.                              5,000          720        200

W. Doyle Watson , as Custodian                               20,000        2,880        800

Dr. Ronald E. Whitford                                       10,000        1,440        400

Dr. H. L. Whitley, Jr                                        20,000        2,880        800

Dr. Thomas F. Whitley                                         5,000          720        200

Dr. Charles Williston and Dr. Jane Williston, as
Joint Tenants with Rights of Survivorship                    20,000        2,880        800

                                                                         144,000     40,000
                                                                         =======     ======

===========================================================================================

THE FOLLOWING SHARES OF CLASS B STOCK WERE ISSUED PURSUANT TO THE ANTI-DILUTION
   PROVISION SET FORTH UNDER THE ARTICLES OF INCORPORATION OF THE COMPANY IN
    CONNECTION WITH THE RECENTLY COMPLETED PRIVATE OFFERING BY THE COMPANY.
                  SUCH SHARES WERE ISSUED AS OF JUNE 8, 2000.

       (NUMBERS REFLECT SHARES OWNED AFTER A 1 FOR 5 REVERSE STOCK SPLIT,
                           FILED ON JANUARY 23, 2001)

                   SUBSCRIBER                             CLASS B SHARES
                   ----------                             --------------
         James J. Carlstedt                                  15,333.34

         Eduardo Garcia, D.V.M.                              15,333.33

         Lana Colby and Neil Colby,
         as Tenants by the Entireties                        15,333.33

                                                                46,000
                                                             =========


         The units were issued pursuant to and in reliance upon Regulation D and Rule 504 under the Securities Act of 1933, as amended. All other transactions were made in reliance upon Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.


27.               EXHIBITS.

         The following is a list of exhibits filed as part of this Registration
Statement:



Exhibit                                                                            Method of
Number   Description of Document                                                    Filing
------   -----------------------                                                    ------

 3.1  -- Articles of Incorporation of Registrant................................      **
 3.2  -- Bylaws of Registrant...................................................      **
 4.1  -- Specimen Common Stock Certificate of Registrant........................      **
 4.2  -- See Exhibit 3.1 and 3.2 for provisions in Registrant's Articles of Incorporation and Bylaws defining the rights of holders of
         Registrant's Securities................................................      **
 5.1  -- Counsel's Opinion re: legality of securities...........................      **
10.1  -- Option Agreement with Ron Whitford, D.V.M..............................      **
10.2  -- Option Agreement with Nan Boss, D.V.M..................................      **
10.3  -- Option Agreement with Seth Maloff......................................      **
10.4  -- Employment Agreement with Raymond Lee..................................      **
10.5  -- Letter Agreement with David Proux......................................      **
10.6  -- Content License Agreement with Ron Whitford, D.V.M.....................      **
10.7  -- Content License Agreement with Nan Boss, D.V.M.........................      **
10.8  -- Promotional Share Lock-In Agreement between the
        company and directors/promoters.........................................      **
10.9  -- Agreement with Veterinary Products, Inc................................      **
10.10 -- Agreement with Michael Good............................................      **
10.11 -- Web Site Hosting Agreement (for online website hosting clients)........      **
10.12 -- Office Space Lease.....................................................      **
10.13 -- Sponsorship Agreement..................................................      **
23.1  -- Consent of Independent Certified Public Accountants....................      Filed herewith
23.3  -- Consent of Counsel (to be included in its
        opinion to be filed as Exhibit 5.1).....................................      **
24.1  -- Powers of Attorney of Directors and Executive Officers
           (included on the Signature Page of this Registration Statement)......      **
99.1  -- Form of Standard Subscription Agreement................................      **
99.2  -- Form of Online Subscription Agreement..................................      **
99.3  -- Escrow Agreement between Company and Escrow Agent......................      **
99.4  -- Advertising materials..................................................      **




----------

** Previously filed

ITEM 28.          UNDERTAKINGS.

         Registrant hereby undertakes:

         (a)(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) include any additional changed material information on the plan of distribution.

         (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) file a post-effective amendment to remove from the registration statement any of the securities that remain unsold at the end of the offering.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Tampa, Florida, on April 12, 2001.



                                    PETSVETSANDYOU.COM, INC.


                                    By: /s/ James J. Carlstedt
                                       -----------------------------------
                                    James J. Carlstedt, President


         KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints James J. Carlstedt his true and lawful attorney-in-fact and agent with full power of substitution, for and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



        SIGNATURE                               TITLE                             DATE
        ---------                               -----                             ----

/s/ EDUARDO GARCIA                Chairman of the Board, Vice President      April 12, 2001
--------------------------        of Veterinary Affairs and Clinical
Eduardo Garcia                    Director



/s/ JAMES J. CARLSTEDT            President, Chief Executive Officer,        April 12, 2001
--------------------------        and Director
James J. Carlstedt


/s/ NEIL L. COLBY                 Vice President of Operations and Web       April 12, 2001
--------------------------        Site Development, Treasurer, and
Neil L. Colby                     Director
